Exhibit 99.1

Garrison Capital Inc. Declares First Quarter 2015 Distribution of $0.35 Per Share and Announces Fourth Quarter and Year Ended December 31, 2014 Financial Results and Earnings Call

NEW YORK, NEW YORK – March 4, 2015 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the fourth fiscal quarter and year ended December 31, 2014.

References to “we,” “us,” “our,” the “Company” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

Fourth Quarter and Year Ended 2014 Highlights

×	Net investment income for the quarter and year ended December 31, 2014 was $6.9 million, or $0.41 per share, and $22.0 million, or $1.31 per share, respectively;

×	Net realized gain/(loss) on investments for the quarter and year ended December 31, 2014 was $(0.2) million, or $(0.01) per share, and $10.7 million, or $0.64 per share, respectively;

×	Net change in unrealized (depreciation) of investments for the quarter and year ended December 31, 2014 was $(1.0) million or $(0.06) per share, and $(2.2) million, or $(0.13) per share, respectively;

×	Net increase in net assets resulting from operations for the quarter and year ended December 31, 2014 was $5.7 million, or $0.34 per share, and $30.5 million, or $1.82 per share, respectively; and

×	Our board of directors declared a first quarter 2015 distribution of $0.35 per share, payable on March 27, 2015 to stockholders of record as of March 12, 2015.

Consolidated Results of Operations

Consolidated operating results for the three months ended December 31, 2014 and for the twelve months ended December 31, 2014 are as follows:

	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014
Dollar amounts in thousands, except per share data	(Unaudited)	(Audited)
Net investment income	$6,881	$22,009
Total investment income	$13,385	$50,459
Net expenses	$6,504	$28,449
Net realized gain/(loss) on investments	$(192)	$10,702
Net change in unrealized appreciation/(depreciation) on investments	$(1,021)	$(2,227)
Net increase in net assets resulting from operations	$5,668	$30,484

Net investment income per share	$0.41	$1.31
Net realized/unrealized gain on investments per share	$(0.07)	$0.51
Net earnings per share	$0.34	$1.82
Net asset value per share	$15.58	$15.58

Total investment income for the three months ended December 31, 2014 was $13.4 million and net investment income was $6.9 million. Total expenses for the three months ended December 31, 2014 were $6.5 million. Total investment income for the year ended December 31, 2014 was $50.5 million and net investment income was $22.0 million. Total expenses for the year ended December 31, 2014 were $28.4 million.

Net realized losses on investments of $(0.2) million for the three months ended December 31, 2014 were driven primarily by charge offs for consumer loans offset by the sale of two portfolio companies, the early full repayment of five portfolio companies and other partial repayments.

Net realized gains on investments of $10.7 million for the year ended December 31, 2014 were driven primarily by $8.4 million of realized gains incurred from the sale of the parent company of one portfolio company, Anchor Drilling Fluids USA, Inc., resulting in the early full repayment of the debt and sale of the equity, with the remaining net realized gain of $2.3 million resulting from the sale of fifteen portfolio investments, early full repayment of thirty-three portfolio investments and other partial repayments.

The net change in unrealized (depreciation) on investments of $(1.0) million for the three months ended December 31, 2014 was driven primarily by the negative credit related adjustment of two portfolio companies in the amount of $(2.3) million. The remaining net change in unrealized (depreciation) on investments was due to the reversal of prior period unrealized appreciation of $(0.3) million, offset by the increase in the market value of the remaining portfolio of $1.6 million.

The net change in unrealized (depreciation) on investments of $(2.2) million for the year ended December 31, 2014 was driven primarily by the reversal of prior period unrealized appreciation in the amount of $(1.8) million as a result of the sale of the parent company of Anchor Drilling Fluids USA, Inc. and the negative credit related adjustment of three portfolio investments in the amount of $(5.3) million, offset by the increase in value of two portfolio investments in the amount of $6.1 million. The remaining net change in unrealized (depreciation) on investments was due to the reversal of prior period unrealized (depreciation) of $0.3 million and the decrease in the market value of the remaining portfolio in the amount of $(1.5) million.

Portfolio and Investment Activities

For the three months ended December 31, 2014, we originated three new investments, two club deals and two purchased deals and add-on investments, for a total increase to par in our portfolio of $77.4 million with a weighted average yield of 10.0%. For the three months ended December 31, 2014, repayments in our portfolio consisted of the early full repayment of five investments and the sale of two investments, for a total of $56.4 million of par with a weighted average yield of 8.6%.

See below for portfolio activity table.

Par (in millions)	Q2 2013	Q3 2013(1)	Q4 2013(1)	Q1 2014(1)	Q2 2014(1)	Q3 2014(2)	Q4 2014(2)	Average

Originated	$22.0	$30.2	$24.1	$31.0	$6.7	$71.7	$30.5	$30.9
Club	26.2	-	26.1	9.0	9.9	13.7	19.0	14.8
Purchased	52.2	-	9.2	-	46.1	20.4	16.4	20.6
Consumer loans	5.0	4.7	8.9	9.2	25.2	-	-	7.6
Equity	4.9	1.0	0.7	-	-	-	-	0.9
Total add-on investments	-	2.9	13.4	15.3	16.2	8.8	11.5	9.7

Total Additions	110.3	38.8	82.4	64.5	104.1	114.6	77.4	84.6

Less: Total Repayments/Sales	(4.8)	(11.5)	(25.6)	(34.6)	(61.5)	(95.9)	(56.4)	(41.5)

Net Additions	$105.5	$27.3	$56.8	$29.9	$42.6	$18.7	$21.0	$43.1

Summary	Q2 2013	Q3 2013(1)	Q4 2013(1)	Q1 2014(1)	Q2 2014(1)	Q3 2014(2)	Q4 2014(2)	Average
Number of new investments	11	6	8	4	9	8	7	8
Average WA yield of additions	10.9%	12.6%	11.1%	11.3%	12.8%	10.1%	10.0%	10.5%

Number of repayments/sales	1	1	2	3	6	13	7	5
Average WA yield of repayments/sales	13.8%	9.5%	11.5%	11.5%	12.3%	9.4%	8.6%	10.8%

(1)   Includes activity only for our core portfolio, which consists of investments that generally yield greater than 9.0%.

(2)	Includes all portfolio activity as beginning with the three months ended September 30, 2014 the majority of our investments met the core definition. Includes an aggregate of $14.7 million of transitory within total additions and $62.8 million within total repayments.

The following table shows select information of our portfolio as of December 31, 2014 and December 31, 2013.

Summary of Portfolio Characteristics (dollar amounts in millions)	December 31, 2014	December 31, 2013

Total Market Value	$467.8	$429.1
Number of portfolio companies	57	70

Average investment size (1)	$6.8	$5.0
Weighted average yield (2)	10.5%	9.8%
Weighted average price (1)	97.1	99.2

First lien	85.3%	88.1%
Second lien	2.9%	4.3%
Mezzanine/Subordinated	2.5%	1.7%
Consumer loans	7.8%	3.9%
Equity	1.5%	2.0%

Core	95.3%	68.0%
Transitory	4.7%	32.0%

Originated (3)	48.1%	32.3%
Club (4)	27.4%	15.8%
Purchased	24.5%	51.9%

Fixed (1)	9.2%	5.0%
Floating (1)	90.8%	95.0%

Performing (1)	99.1%	100.0%
Non-performing (1)	0.9%	0.0%

Weighted average debt / EBITDA (1) (2) (5)	3.6	x	3.6	x
Weighted average risk rating (1)	2.52	2.17

(1)	Excludes consumer loans and equity investments.

(2)	Excludes investments with a risk rating of 4, unfunded revolvers and equity investments.

(3)	Originated positions include investments where we have sourced and led the execution of the deal.

(4)	Club positions include investments where we provide direct lending to a borrower with one or two other lenders but did not lead the deal.

(5)	Excludes non-operating portfolio companies, which we define as those loans collateralized by proved developed producing, (‘‘PDP’’) value or other hard assets. PDPs are proven revenues that can be produced with existing wells.

Liquidity and Capital Resources

As of December 31, 2014, we had cash and cash equivalents of $13.7 million and cash and cash equivalents, restricted of $14.3 million.

In addition, our transitory portfolio, which we define as those investments that generally yield less than 9.0%, consists of approximately six portfolio companies with a total par value of $23.1 million and a fair value of $22.1 million. We view these investments as an additional source of liquidity to meet our investment objectives.

Distributions

On March 3, 2015, our board of directors approved a distribution in the amount of $5.9 million, or $0.35 a share, which will be paid on March 27, 2015 to stockholders of record as of March 12, 2015.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions have been reported to stockholders on Form 1099-DIV for the tax year ended December 31, 2014.

The following table reflects the cash distributions per share that we have declared on our common stock for the fiscal year ended December 31, 2014.

		Dividends and
Record Dates	Payment Date	Distributions Declared
Fiscal year ended December 31, 2014 (1)
March 21, 2014	March 28, 2014	$0.35
June 13, 2014	June 27, 2014	0.35
September 12, 2014	September 26, 2014	0.35
December 12, 2014	December 29, 2014	0.35
Total		$1.40

(1) Does not include any return of capital for tax purposes.

Earnings Conference Call

We will hold a conference call at 10:00 a.m. (Eastern Time) on Friday, March 6, 2015 to discuss our fourth quarter and year-end financial results. All interested parties are welcome to participate. The conference call can be accessed at the following dial-in number: (888) 588-0798. International callers can access the conference call by dialing (706) 634-6548. All participants will need to enter the Conference ID 83515742. All participants are asked to dial-in to the conference call 10-15 minutes prior to the call so that their name and company information can be collected.

During the earnings conference call, we intend to refer to the Q4 2014 Garrison Capital Inc. Earnings Presentation, which will be available prior to the conference call on the Investor Relations section of the Company’s website (www.garrisoncapitalbdc.com) under Webcasts & Presentations.

An archived replay of the call will be available within two hours after the call until 11:59 p.m. (Eastern Time) on April 6, 2015. To hear the replay, please dial (855) 859-2056. International callers, please dial (404) 537-3406. For all replays, please enter the Conference ID 83515742.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. Our investment activities are managed by our investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information, go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information, go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

Brian Chase

www.garrisoncapitalbdc.com

(212) 372-9590